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                                                                    Exhibit 23.2

              Consent of Independent Certified Public Accountants


The Board of Directors
of Ceridian Corporation:

We have issued our reports dated November 11, 1998, accompanying the consolidated financial statements and schedule included in the Annual Report of ABR Information Services, Inc. on Form 10-K for the year ended July 31, 1998. The aforementioned reports and the consolidated financial statements and schedule have been incorporated by reference in Ceridian Corporation's Current Report on Form 8-K/A as filed with the Securities and Exchange Commission on August 20, 1999. We hereby consent to the incorporation by reference of our reports, which were incorporated by reference in Ceridian Corporation Form 8-K/A in this Registration Statement of Ceridian Corporation on Form S-8.

/s/ Grant Thornton LLP

Tampa, Florida
October 20, 1999